Exhibit 99.1

July 23, 2015	Analyst Contact:	T.D. Eureste 918-588-7167
	Media Contact:	Stephanie Higgins 918-591-5026

ONEOK Partners Declares Quarterly Distribution

TULSA, Okla. – July 23, 2015 – The board of directors of the general partner of ONEOK Partners, L.P. (NYSE: OKS) today declared a quarterly cash distribution of 79 cents per unit, effective for the second quarter 2015, payable Aug. 14, 2015, to unitholders of record as of Aug. 3, 2015.

The distribution remains unchanged from the previous quarter and represents a 4 percent increase compared with the second quarter 2014.

ONEOK Partners has increased its distribution by 98 percent since April 2006, when a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE) became the sole general partner.

ONEOK Partners, L.P. (pronounced ONE-OAK) (NYSE: OKS) is one of the largest publicly traded master limited partnerships in the United States and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent, Permian and Rocky Mountain regions with key market centers.  Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a pure-play, publicly traded general partner, which owns 36.8 percent of the overall partnership interest, as of June 30, 2015.

For more information, visit the website at www.oneokpartners.com.

For the latest news about ONEOK Partners, follow us on Twitter @ONEOKPartners.

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